SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BIOMIRA INC. (Registrant)

Date: August 28, 2003	By:	/s/ Edward A. Taylor Edward A. Taylor Vice President Finance